Exhibit 99.1

PQ Group Reports Solid First Quarter 2021 Results from Continuing Operations;
Reiterates 2021 Outlook

▪Sales of $126.6 million and net loss of $2.8 million with diluted loss per share of $0.02; Adjusted net income of $6.1 million with Adjusted diluted EPS of $0.04;
▪Adjusted EBITDA of $42.3 million impacted by $9 million related to historic winter storm Uri; Adjusted EBITDA margin of 27.2%;
▪Reiterating full year 2021 financial outlook;
▪On track for closing the sale of Performance Chemicals planned for the second half of 2021;
▪Provided strategic objectives, 5-year growth outlook and rebranding as ecovyst in recent investor conference; and
▪Actions taken to improve share trading liquidity through recent secondary offering.

Financial results are on a continuing operations basis, which excludes the Performance Materials and Performance Chemicals businesses from all quarterly and yearly results presented, unless otherwise indicated.
Financial results and outlook include non-GAAP financial measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached appendix.

MALVERN, PA, May 6, 2021 -- PQ Group Holdings Inc. (NYSE:PQG) (“PQ” or the “Company”) today reported results from continuing operations1 for the first quarter ended March 31, 2021.

Sales of $126.6 million increased 0.8% compared with the same period in 2020. Higher sales, led by Silica Catalysts, were mitigated by a $6 million impact to the Refining Services business from the severe weather. Net loss was $2.8 million with $0.02 diluted loss per share and Adjusted net income was $6.1 million with $0.04 Adjusted diluted EPS. Adjusted EBITDA of $42.3 million was down 13% from the same period in the prior year, largely due to the $9 million storm impact, which reduced sales volumes and increased one-time repair costs. The Company estimates that the storm negatively impacted sales and Adjusted EBITDA by approximately 5% and 18%, respectively.

“Performance during the first quarter was strong. Absent the storm, our results would have exceeded the first quarter of last year, which was prior to the effects of the pandemic,” said Belgacem Chariag, PQ Chairman, President and Chief Executive Officer. “We are benefiting from the economic recovery across multiple end uses and improving demand for our products and services. We remain on plan to deliver our 2021 full year guidance for double digit sales and Adjusted EBITDA growth.”

1 Continuing operations include the Company’s Refining Services and Catalysts businesses.

Review of Segment Results

In a continuation of the fourth quarter trends, the Company is experiencing improving demand fundamentals for its products and services. Alkylation, construction and mining demand is improving as the economy recovers. The polyethylene market growth is expected to continue with consumption for films and packaging remaining strong. Demand for fuels and emissions control products is anticipated to return to pre-pandemic levels in the second half of the year.

PQ Group Holdings First Quarter 2021 Earnings Release	Page 1

Refining Services

Sales of $100.2 million were in line with the prior year level of $100.7 million. Lower storm related volumes were partially mitigated by take-or-pay contracts and pass through of higher sulfur pricing. Adjusted EBITDA of $33.0 million decreased 11.3% from the same period in 2020, largely due to the $9 million storm impact, which reduced sales volumes and increased one-time repair costs.

Beginning in the second quarter, regeneration services are expected to rise over the course of the year as gasoline demand recovers to more than 90% of 2019 levels driven by pandemic mitigation, rising employment and increases in vehicle miles traveled. Demand volumes for specialty and high purity virgin sulfuric acid products are also expected to grow as mining applications remains robust, and the construction, industrial and automotive sectors are recovering to near 2019 levels.

Catalysts

Sales of $26.4 million increased 6.0% from the same period in 2020 as double digit demand for polyethylene catalyst more than offset lower demand for custom catalysts. Zeolyst JV sales of $29.0 million declined $3.3 million as higher sales of catalyst materials for renewable fuels were more than offset by lower sales of hydrocracking and specialty catalysts. Adjusted EBITDA of $18.5 million decreased $4.2 million due to lower volumes and unfavorable fixed cost absorption from reductions of inventory.

With improving recovery trends in traditional fuels coupled with incremental growth in renewable fuels, demand for emissions control catalysts is expected to rise through the balance of this year. Polyethylene catalysts demand continues to be strong, driven by films and packaging for food and hygiene products. Rising refinery utilization rates are expected to increase demand for hydrocracking catalysts moving into the second half of 2021.

Cash Flows and Balance Sheet

At March 31, 2021, the Company had total available liquidity of $160.8 million, including cash and cash equivalents of $55.2 million. The Company is still finalizing its cash flow disclosures related to reporting Performance Chemicals as a discontinued operation, and will provide a statement of cash flows as part of the Form 10-Q for the quarter ended March 31, 2021.

The Company expects to use after-tax cash proceeds from the sale of Performance Chemicals, along with a portion of cash balances, to restructure its debt, which is expected to result in a debt reduction of $450 million to $550 million. In addition, the Company plans to return capital to shareholders through a special dividend of $2.50 to $3.25 per share. The special dividend is subject to board approval and declaration.

2021 Financial Outlook from Continuing Operations

Based on the expected recovery in demand for many of its end uses to pre-pandemic levels, the Company is reiterating its 2021 guidance from continuing operations. This reflects the Refining Services and Catalysts businesses and excludes Performance Chemicals2 as below:

▪Sales of $555 million to $565 million3
▪Adjusted EBITDA of $215 million to $225 million
▪Adjusted free cash flow of $75 million to $85 million4

(2) With the announced sale of Performance Chemicals, PQ is reporting this business as a discontinued operation.
(3) GAAP sales only; Excludes proportionate 50 percent share of Zeolyst Joint Venture sales target of $140 million to $150 million.
(4) Adjusted free cash flow forecast assumes a September 30, 2021 close on the sale of Performance Chemicals.

PQ Group Holdings First Quarter 2021 Earnings Release	Page 2

Conference Call and Webcast Details

On Thursday, May 6, 2021, PQ management will review the results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.

Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 459-5346 (domestic) or 1 (203) 518-9544 (international) and use the participant code PQGQ121.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at http://investor.pqcorp.com.

A replay of the conference call/webcast will be made available at http://investor.pqcorp.com/events-presentations.

Investor Contact:
Nahla A. Azmy
(610) 651-4561
Nahla.Azmy@pqcorp.com

About PQ Group Holdings Inc.

PQ Group Holdings Inc. and subsidiaries is a leading integrated and innovative global provider of specialty catalysts and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products, which are predominantly inorganic, and services contribute to improving the sustainability of the environment.

We have two uniquely positioned specialty businesses: Refining Services provides sulfuric acid recycling to the North American refining industry and Catalysts serves the packaging and engineering plastics and the global refining, petrochemical and emissions control industries.

For more information, see our website at https://www.pqcorp.com.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted EPS, and Adjusted diluted EPS (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the appendix below.

The company is not able to provide a reconciliation of the company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs.

PQ Group Holdings First Quarter 2021 Earnings Release	Page 3

Zeolyst Joint Venture

The company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the company’s results of operations. However, the company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the company’s 50% ownership interest. Accordingly, the company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Note on Forward-Looking Statements

Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding the sale of the Performance Chemicals business segment, including the intended use of proceeds therefrom, our future results of operations, financial condition, liquidity, prospects, growth, strategies, capital allocation program, product and service offerings, including the impact of the COVID-19 pandemic on such items, expected demand trends and our 2021 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to close on the sale of the Performance Chemicals business segment on our anticipated timeline, or at all, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the ongoing COVID-19 pandemic, tariffs and trade disputes, currency exchange rates and other factors, including those described in the sections titled “Risk Factors” and “Management Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

PQ Group Holdings First Quarter 2021 Earnings Release	Page 4

PQ GROUP HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended March 31,
	2021	2020	% Change

Sales	$126.6	$125.6	0.8%
Cost of goods sold	96.5	87.9	9.8%
Gross profit	30.1	37.7	(20.2)%
Selling, general and administrative expenses	22.1	22.3	(0.9)%
Other operating expense, net	5.5	3.5	57.1%
Operating income	2.5	11.9	(79.0)%
Equity in net (income) from affiliated companies	(5.2)	(8.3)	(37.3)%
Interest expense, net	10.5	15.3	(31.4)%
Debt extinguishment costs	—	2.5	(100.0)%
Other expense, net	5.2	7.5	(30.7)%
Loss before income taxes and noncontrolling interest	(8.0)	(5.1)	56.9%
Benefit for income taxes	(5.2)	(1.7)	205.9%
Effective tax rate	65.4%	33.2%
Net loss from continuing operations	(2.8)	(3.4)	(17.6)%
Net income from discontinued operations	0.7	3.9	(82.1)%
Net (loss) income	(2.1)	0.5	(520.0)%
Less: Net income attributable to the noncontrolling interest - discontinued operations	0.1	0.3	(66.7)%
Net (loss) income attributable to PQ Group Holdings Inc	$(2.2)	$0.2	(1,200.0)%

Loss from continuing operations	$(2.8)	$(3.3)
Income from discontinued operations	$0.6	$3.6
Net (loss) income attributable to PQ Group Holdings Inc	$(2.2)	$0.2

Earnings per share:
Basic loss per share - continuing operations	$(0.02)	$(0.02)
Diluted loss per share - continuing operations	$(0.02)	$(0.02)

Weighted average shares outstanding:
Basic	136,006,082	135,240,897
Diluted	136,006,082	136,086,082

PQ Group Holdings First Quarter 2021 Earnings Release	Page 5

PQ GROUP HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$55.2	$114.0
Accounts receivable, net	57.0	46.2
Inventories, net	48.9	52.8
Prepaid and other current assets	16.8	11.7
Current assets held for sale	191.4	204.0
Total current assets	369.3	428.7
Investments in affiliated companies	455.3	458.1
Property, plant and equipment, net	598.0	597.0
Goodwill	429.5	391.6
Other intangible assets, net	134.7	137.4
Right-of-use lease assets	31.7	28.9
Other long-term assets	15.0	12.5
Long-term assets held for sale	1,126.0	1,144.2
Total assets	$3,159.5	$3,198.4
LIABILITIES
Current maturities of long-term debt	$—	$—
Accounts payable	42.0	38.1
Operating lease liabilities—current	7.5	6.7
Accrued liabilities	47.1	45.5
Current liabilities held for sale	96.1	111.6
Total current liabilities	192.7	201.9
Long-term debt, excluding current portion	1,401.6	1,400.4
Deferred income taxes	123.6	125.7
Operating lease liabilities—noncurrent	24.1	22.0
Other long-term liabilities	15.2	15.6
Long-term liabilities held for sale	123.0	155.6
Total liabilities	1,880.2	1,921.2
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 137,815,163 and 137,102,143 on March 31, 2021 and December 31, 2020, respectively; outstanding shares 136,932,950 and 136,318,557 on March 31, 2021 and December 31, 2020, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	1,484.8	1,477.9
Accumulated deficit	(178.0)	(175.8)
Treasury stock, at cost; shares 882,213 and 783,586 on March 31, 2021 and December 31, 2020, respectively	(12.6)	(11.1)
Accumulated other comprehensive loss	(15.6)	(15.3)
Total PQ Group Holdings Inc. equity	1,280.0	1,277.1
Noncontrolling interest	(0.7)	0.1
Total equity	1,279.3	1,277.2
Total liabilities and equity	$3,159.5	$3,198.4

PQ Group Holdings First Quarter 2021 Earnings Release	Page 6

Appendix Table A-1: Reconciliation of Net Loss to Segment Adjusted EBITDA

	Three months ended March 31,
	2021	2020
	(in millions)
Reconciliation of net loss from continuing operations to Segment Adjusted EBITDA
Net loss from continuing operations	$(2.8)	$(3.3)
Benefit for income taxes	(5.2)	(1.7)
Interest expense, net	10.5	15.3
Depreciation and amortization	19.5	18.7
EBITDA	22.0	29.0
Joint venture depreciation, amortization and interest(a)	3.6	3.7
Amortization of investment in affiliate step-up(b)	1.7	1.7
Debt extinguishment costs	—	2.5
Net loss on asset disposals(c)	0.8	0.2
Foreign currency exchange loss(d)	5.1	7.1
LIFO benefit(e)	(0.3)	(1.7)
Transaction and other related costs(f)	0.5	0.8
Equity-based compensation	6.3	4.3
Restructuring, integration and business optimization expenses(g)	2.3	0.3
Defined benefit pension plan benefit(h)	(0.6)	(0.1)
Other(i)	0.9	0.8
Adjusted EBITDA	42.3	48.6
Unallocated corporate expenses	9.2	11.3
Segment Adjusted EBITDA	$51.5	$59.9

PQ Group Holdings First Quarter 2021 Earnings Release	Page 7

Descriptions to PQ Non-GAAP Reconciliations
(a)We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because our Catalysts segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC in May 2016 (the “Business Combination”). We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with fixed assets and intangible assets, including customer relationships and technical know-how.
(c)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(d)Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income primarily related to the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.
(e)Represents non-cash adjustments to the company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(f)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(g)Includes the impact of restructuring, integration and business optimization expenses which are incremental costs that are not representative of our ongoing business operations.
(h)Represents adjustments for defined benefit pension plan (benefit) costs in our statements of income. All of our defined benefit pension plan obligations are under defined benefit pension plans that are frozen. As such, we do not view such income or expenses as core to our ongoing business operations.
(i)Other costs consist of certain expenses that are not core to our ongoing business operations, including environmental remediation-related costs associated with the legacy operations of our business prior to the Business Combination, capital and franchise taxes. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

PQ Group Holdings First Quarter 2021 Earnings Release	Page 8

Appendix Table A-2: Reconciliation of Net Income to Adjusted Net Income(1)

	Three months ended March 31,
	2021			2020
	Pre-tax	Tax expense (benefit)	After-tax	Pre-tax	Tax expense (benefit)	After-tax
	(in millions)
Net loss before non-controlling interest	$(8.0)	$(5.2)	$(2.8)	$(5.1)	$(1.7)	$(3.4)
Less: Net income attributable to non-controlling interest	—	—	—	—	—	—
Net loss from continuing operations	(8.0)	(5.2)	(2.8)	(5.1)	(1.7)	(3.4)

Earnings per share:
Basic loss per share - continuing operations			$(0.02)			$(0.02)
Diluted loss per share - continuing operations			$(0.02)			$(0.02)

Net loss from continuing operations	$(8.0)	$(5.2)	$(2.8)	$(5.1)	$(1.7)	$(3.4)
Amortization of investment in affiliate step-up(b)	1.7	0.6	1.1	1.7	0.6	1.1
Debt extinguishment costs	—	—	—	2.5	0.8	1.7
Net loss on asset disposals(c)	0.8	0.2	0.6	0.2	0.1	0.1
Foreign currency exchange loss(d)	5.1	1.4	3.7	7.1	2.3	4.8
LIFO benefit(e)	(0.3)	(0.1)	(0.2)	(1.7)	(0.6)	(1.1)
Transaction and other related costs(f)	0.5	0.1	0.4	0.8	0.3	0.5
Equity-based compensation	6.3	1.8	4.5	4.3	1.4	2.9
Restructuring, integration and business optimization expenses(g)	2.3	0.7	1.6	0.3	0.1	0.2
Defined benefit plan pension benefit(h)	(0.6)	(0.2)	(0.4)	(0.1)	—	(0.1)
Other(i)	0.9	0.4	0.5	0.8	0.2	0.6
Adjusted Net Income, including Intraperiod allocation	8.7	(0.3)	9.0	10.8	3.5	7.3
Intraperiod allocation for restating discontinued operations(2)	—	2.9	(2.9)	—	—	—
Adjusted Net Income(1)	$8.7	$2.6	$6.1	$10.8	$3.5	$7.3

Adjusted earnings per share:
Adjusted basic earnings per share			$0.04			$0.05
Adjusted diluted earnings per share			$0.04			$0.05

Weighted average shares outstanding:
Basic			136,006,082			135,240,897
Diluted			137,447,564			136,086,082
See Appendix Table A-1 for Descriptions to PQ Non-GAAP Reconciliations in the table above.
(1)We define adjusted net income as net income attributable to PQ Group Holdings adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted net income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted net income may not be comparable with net income or adjusted net income as defined by other companies.
(2)Due to reporting the Performance Chemicals business as held for sale in discontinued operations, the estimated tax rate used to value deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) needs to be adjusted to remove the Performance Chemicals rate. Given it is a direct result of the sale of discontinued operations and the need to adjust the estimated tax rate arose because of discontinued operations, the impact of revaluing the reporting entity’s DTAs and DTLs are reflected in continuing operations. Due to this revaluation being solely as a result of the Performance Chemicals divestiture and a non-cash item, it is treated as an addback.

PQ Group Holdings First Quarter 2021 Earnings Release	Page 9

Appendix Table A-3: Business Segment Sales and Adjusted EBITDA

	Three months ended March 31,
	2021	2020	% Change

Sales:
Refining Services	$100.2	$100.7	(0.5)%
Silica Catalysts	26.4	24.9	6.0%
Total sales	$126.6	$125.6	0.8%

Zeolyst joint venture sales	$29.0	$32.3	(10.2)%

Adjusted EBITDA:
Refining Services	$33.0	$37.2	(11.3)%
Catalysts	18.5	22.7	(18.5)%
Total Segment Adjusted EBITDA	$51.5	$59.9	(14.0)%
Corporate	(9.2)	(11.3)	18.6%
Total Adjusted EBITDA	$42.3	$48.6	(13.0)%

Adjusted EBITDA Margin:
Refining Services	32.9%	36.9%
Catalysts(1)	33.4%	39.7%
Total Adjusted EBITDA Margin(1)	27.2%	30.8%

(1)Adjusted EBITDA margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

PQ Group Holdings First Quarter 2021 Earnings Release	Page 10